Exhibit (a)(5)

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July 25, 2005



TO:           UNIT HOLDERS OF ANGELES PARTNERS XII

SUBJECT:      EXTENDED HIGHER OFFER TO PURCHASE UNITS

Dear Unit Holder:

As described in the enclosed Offer to Purchase and related Letters of Transmittal (the "Offer") MPF Income Fund 22, LLC; MPF-NY 2005, LLC; Moraga Gold, LLC; Sutter Opportunity Fund 3, LLC; MPF DeWaay Fund 2, LLC; MPF Flagship Fund 10, LLC; Mackenzie Patterson Special Fund 6, LLC; Mackenzie Patterson Special Fund 6-A, LLC; MPF Acquisition Co. 3, LLC; MPF Income Fund 21, LLC; MPF DeWaay Fund 3, LLC; MPF DeWaay Fund 4, LLC; MPF Flagship Fund 9, LLC; MPF DeWaay Premier Fund 2, LLC; MP Value Fund 8, LLC; MPF Special Fund 7, LLC; MacKenzie Patterson Special Fund 5, LLC; MP Income Fund 20, LLC; and MP Value Fund 6, LLC (collectively the "Purchasers") are offering to purchase up to 6,716 Units of limited partnership interest (the "Units") in ANGELES PARTNERS XII (the "Partnership") at a purchase price equal to:

                $682 per Unit (10% higher than our initial offer)
     We are extending the Expiration Date of the Offer to August 25, 2005.

The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in ANGELES PARTNERS XII without the usual transaction costs associated with market sales or partnership transfer fees.

This offer (after deducting the recent $189 per Unit distribution) is higher than the offer late last year by an affiliate of the General Partner. You will automatically receive the higher price if you have already tendered to us.

Please note that our Offer incorrectly referred to the "third quarter 2005" in several locations; the correct reference should be "third quarter 2004." Further, in discussing the allocation of Units among the Purchasers, we referred to giving preference to Purchasers who already hold Units; none do, so this preference will not come into effect. As of the date hereof, a total of 10 Units of the Partnership have been tendered by securities holders and not withdrawn. No other Units have been tendered to date. After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax a duly completed and executed copy of the Letter of Transmittal (printed on blue paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                        MacKenzie Patterson Fuller, Inc.
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119


If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) August 25, 2005